MoneyMart Assets, Inc.
File number 811-2619

Exhibit 77-N

Actions required to be reported pursuant to Rule 2a-7

Marsh & McLennan 4(2) commercial paper all maturing 11/9/04
.. Marsh & McLennan's short-term ratings were downgraded after a civil complaint was filed against the company by the Attorney General of the State of New York regarding questionable fee arrangements. The commercial paper became a second tier security on 10/19/04. The securities subsequently matured at par.




L:\MFApps\CLUSTER 2\N-SARS\MMA\2005\Exhibit 77-N Semi.doc